CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated July 1, 2014, except for Note 4 as to which date is August 28, 2014 on the statement of assets and liabilities of the TCG Daily Liquidity Government Money Market Fund (the "Fund"), a series of TCG Financial Series Trust II, as of July 1, 2014 and to all references to our firm included in or made part of this Post-Effective Amendment Number 1 under the Securities Act of 1933 and Amendment Number 4 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A.

Abington, Pennsylvania

August 28, 2014